Exhibit 99.1

During the second quarter of 2014, Santander Holdings USA, Inc. (the “Company”) reorganized its management reporting structure in order to improve its structure and focus by better aligning management teams and resources with the business goals of the Company and to provide enhanced customer service to its clients. The organizational changes resulted in the following changes to the Company's segment reporting:

•	The Investment Services business unit has been combined with the Retail Banking business unit.

•	The CEVF line, formerly included in the Specialty and Government Banking business unit, has been moved into the Auto Finance and Alliances business unit.

•	The Specialty and Government Banking business unit has been combined with the Real Estate and Commercial Banking business unit.

To the extent considered practical by the Company, based on the availability of information and the cost/benefit of obtaining information, prior period results have been recast to conform to the new composition of the reportable segments.  Accordingly, the following disclosures below are intended to present the line of business results as of December 31, 2013 and 2012 as they would have been presented in the Company's 2013 Annual Report on Form 10-K under the new management reporting structure. Line of business results for the year-ended December 31, 2011 have not been recast into the new segments as it is impractical to do so.

Impact of segment changes to  Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations of the 2013 Annual Report on Form 10-K:

LINE OF BUSINESS RESULTS

General

The Company's segments consist of Retail Banking, Auto Finance & Alliances, Real Estate & Commercial Banking, and Global Banking & Markets (GBM) . The Company also had a significant equity-method investment in SCUSA through 2013. See Note 22 to the Consolidated Financial Statements for additional information with respect to the Company's reporting segments.

During the first quarter of 2013, internal funds transfer pricing ("FTP") guidelines and methodologies were revised to align with Santander corporate criteria for internal management reporting. This change included implementation of contract-level liquidity premium methodology replacing the weighted average life method assumptions used in 2012 for internal management reporting. These changes in internal FTP guidelines and methodologies impact all reportable segments. However, the impact varies based on the reportable segment's product portfolio composition.

Results Summary

Retail Banking

The Retail Banking segment's net interest income increased $42.9 million to $759.1 million for 2013 compared to 2012. This increase was primarily due to Retail Banking’s strategy of growing lower cost, transactional deposits while decreasing its reliance on higher-cost CDs. The net spread on a match-funded basis for this segment was 1.2% in 2013, compared to 1.1% in 2012. The average balance of the Retail Banking segment's gross loans was $19.1 billion in 2013 compared to $21.1 billion in 2012. The average balance of deposits was $37.3 billion in 2013, compared to $36.0 billion in 2012. The average assets balance of this segment was $19.6 billion in 2013, compared to $22.0 billion in 2012. Total non-interest income decreased $18.2 million to $393.4 million in 2013, primarily due to a decrease in deposit fees caused by a decrease in funds availability charges. The provision for credit losses decreased $123.8 million to $148.2 million for 2013 compared to 2012, primarily due to Chapter 7 bankruptcy loans and the GSE reserve allocated to the Retail Banking segment in 2012 that did not recur in 2013. Total expenses increased $32.2 million to $896.5 million for 2013 compared to 2012, primarily due to increased compensation and benefit expenses resulting from higher employee headcount within the Retail Banking segment, and increased costs for rebranding. Income before taxes increased $116.3 million to $107.9 million for 2013 compared to 2012.

Auto Finance & Alliances

The Auto Finance & Alliances segment's net interest income increased $8.3 million to $62.4 million for 2013 compared to 2012. The net spread on a match-funded basis for this segment was 3.6% in 2013, compared to 3.5% in 2012. The average balance of gross loans in 2013 and 2012 was $1.8 billion. The average deposits balance was $62.7 million in 2013 compared to $53.1 million in 2012. Total average assets increased to $1.9 billion in 2013 from $1.8 billion in 2012. Total expenses increased $6.8 million to $12.9 million for 2013, compared to 2012. Income before taxes was $41.9 million in 2013 compared to $44.0 million in 2012.

Real Estate & Commercial Banking

Net interest income for the Real Estate & Commercial Banking segment decreased $10.2 million to $450.1 million for the year ended December 31, 2013 compared to 2012. The net spread on a match-funded basis was 1.8% for both 2013 and 2012. Average gross loans were $22.0 billion in 2013 compared to $21.3 billion in 2012. Average deposits were $8.7 billion in 2013 compared to $8.4 billion in 2012. Total average assets were $21.7 billion in 2013 compared to $21.0 billion in 2012. Total non-interest income increased $36.0 million to $119.3 million in 2013 compared to 2012, primarily due to higher commercial loan fees caused by higher syndication fee income and an increase in loan originations during 2013. The provision for credit losses decreased $36.9 million to a release of $47.9 million in 2013 compared to 2012, primarily due to a $39.0 million release stemming from the Real Estate segment as loan-to-value ("LTV") ratios kept improving and one-off recoveries took place. Total expenses increased $27.1 million in 2013 compared to 2012, partially due to the increase in employee headcount. Income before taxes was $444.9 million in 2013, compared to $409.3 million in 2012.

GBM

Net interest income for the GBM segment increased $27.8 million in 2013, compared to 2012. The net spread on a match-funded basis for this segment was 2.5% in 2013, compared to 2.3% in 2012. Average gross loans were $7.1 billion in 2013 compared to $6.6 billion in 2012. Average deposits were $0.8 billion in 2013, compared to $1.1 billion in 2012. The total average assets balance in 2013 was $8.2 billion, compared to $7.5 billion in 2012. Total non-interest income increased $20.7 million to $81.7 million in 2013, compared to 2012. The provision for credit losses decreased $15.9 million to a release of $0.9 million in 2013 compared to 2012, primarily due to improving credit trends that resulted in the release of provisions during the fourth quarter of 2013. Total expenses increased $8.3 million to $56.9 million in 2013 compared to 2012. Income before taxes was $190.5 million in 2013, compared to $134.4 million in 2012.

Other

Net interest income for the Other category decreased $229.2 million to $77.4 million in 2013 compared to 2012, partially due to the sale of investment securities during the year. Total non-interest income decreased $95.6 million to $38.7 million in 2013 compared to 2012, primarily due to the losses from the sales of investment securities which also resulted in the recognition of OTTI during the second quarter of 2013. Release for credit losses was $55.1 million in 2013, compared to a provision for credit losses of $118.0 million in 2012. Total expenses decreased $273.9 million to $621.2 million in 2013 compared to 2012, largely due to the decrease in the Trust PIERS litigation accrual that occurred in 2012 as well as a loss on debt extinguishment that occurred in 2012. Income before taxes for the Other category increased $122.2 million to a loss of $449.9 million in 2013 from a loss of $572.1 million in 2012.

SCUSA

The 2013 and 2012 results for SCUSA represent a full year of income as an equity method investment. The Company's investment balance in SCUSA as of December 31, 2013 was $2.9 billion, compared to $2.7 billion at December 31, 2012.

Impact of segment changes to  Item 8 - Financial Segments and Supplementary Data, Footnote No. 22 of the 2013 Annual Report on Form 10-K:

BUSINESS SEGMENT INFORMATION

Business Segment Products and Services

The Company’s reportable segments, excluding its investment in SCUSA, are focused principally on the customers the Bank serves. The Company has identified the following reportable segments:

•
The Retail Banking segment is primarily comprised of branch locations and residential mortgage business. The branches are responsible for attracting deposits through a variety of demand and negotiable order of withdrawal ("NOW") accounts, money market and savings accounts, CDs and retirement savings products. The branch locations also offer consumer loans such as home equity loans and lines of credit, as well as business banking and small business loans to individuals. Investment Services, which offers annuities, mutual funds, managed monies, insurance products and acts as an investment brokerage agent to the customers of the Retail Banking segment. Santander Universities, which provides grants and scholarships to universities and colleges around the globe as a way to foster education through research, innovation and entrepreneurship, is the last component of the Retail Banking segment.

•	The Auto Finance & Alliances segment currently provides commercial loans to dealers and financing for commercial vehicles and municipal equipment.

•
The Real Estate & Commercial Banking segment offers commercial real estate loans, multi-family loans, commercial loans, and accepts the Bank's related commercial deposits. This segment also provides financing and deposits for government entities and niche product financing for specific industries, including oil and gas and mortgage warehousing, among others.

•
The GBM segment serves the need of global commercial and institutional customers by leveraging the international footprint of Banco Santander to provide financing and banking services to corporations with over $500 million in annual revenues. GBM’s offerings and strategy are based on the Company’s local and global capabilities in wholesale banking.

•
SCUSA is a specialized consumer finance company focused on vehicle finance and unsecured consumer lending products. SCUSA’s primary business is the indirect origination of retail installment contracts, principally through manufacturer-franchised dealers in connection with their sale of new and used vehicles to retail consumers. In conjunction with a ten-year private label financing agreement with the Chrysler group that became effective May 1, 2013, SCUSA offers a full spectrum of auto financing products and services to Chrysler customers and dealers under the Chrysler Capital brand. These products and services include consumer retail installment contracts and leases, as well as dealer loans for inventory, construction, real estate, working capital and revolving lines of credit. SCUSA also originates vehicle loans through a Web-based direct lending program, purchases vehicle retail installment contracts from other lenders, and services automobile, recreational and marine vehicle portfolios for other lenders. Additionally, SCUSA has several relationships through which it provides unsecured consumer loans, private label credit cards and other consumer finance products.

The Company's investment balance in SCUSA for the year ended December 31, 2013 was $2.9 billion, compared to $2.7 billion for 2012. On January 23, 2014, SCUSA's registration statement for an initial public offering (the "IPO") of shares of its common stock (the “SCUSA Common Stock”), was declared effective by the Securities and Commission (the "SEC"). Prior to the IPO, the Company owned approximately 65% of the shares of SCUSA's common stock. On January 28, 2014, the IPO was closed, and certain stockholders of SCUSA, including the Company and Sponsor Auto Finance Holding Series LP (“Sponsor Holdings”), sold 85,242,042 shares of SCUSA Common Stock. Immediately following the IPO, the Company owned approximately 61% of the shares of SCUSA Common Stock. In connection with these sales, certain board representation, governance and other rights granted to DDFS LLC (“DDFS”) and Sponsor Holdings were terminated as a result of the reduction in DDFS and Sponsor Holdings’ collective ownership of shares of SCUSA Common Stock below certain ownership thresholds, causing the Company to control SCUSA (the “Change in Control”). Prior to the Change in Control, the Company accounted for its investment in SCUSA under the equity method. Following the Change in Control, the Company consolidated the financial results of SCUSA in the Company’s Condensed Consolidated Financial Statements. The Company’s consolidation of SCUSA is treated as an acquisition of SCUSA by the Company in accordance with Accounting Standard Codification 805 - Business Combinations (“ASC 805”).

The Other category includes earnings from the investment portfolio, interest expense on the Bank’s borrowings and other debt obligations, amortization of intangible assets and certain unallocated corporate income and indirect expenses, as well as assets and liabilities related to run-off portfolios.

The Company’s segment results, excluding SCUSA, are derived from the Company’s business unit profitability reporting system by specifically attributing managed balance sheet assets, deposits and other liabilities and their related interest income or expense to each of the segments. Funds transfer pricing methodologies are utilized to allocate a cost for funds used or a credit for funds provided to business line deposits, loans and selected other assets using a matched funding concept.

Other income and expenses are directly managed by each business line, including fees, service charges, salaries and benefits, and other direct expenses, as well as certain allocated corporate expenses, and are accounted for within each segment’s financial results.

Accounting policies for the lines of business are the same as those used in preparation of the consolidated financial statements with respect to activities specifically attributable to each business line. However, the preparation of business line results requires management to establish methodologies to allocate funding costs and benefits, expenses and other financial elements to each line of business. Where practical, the results are adjusted to present consistent methodologies for the segments.

The application and development of management reporting methodologies is a dynamic process and is subject to periodic enhancements. The implementation of these enhancements to the internal management reporting methodology may materially affect the results disclosed for each segment, with no impact on the consolidated results. Whenever significant changes to management reporting methodologies take place, prior period information is reclassified wherever practicable.

During the first quarter of 2013, internal FTP guidelines and methodologies were revised to align with Banco Santander corporate criteria for internal management reporting. This change included implementation of contract-level liquidity premium methodology replacing the weighted average life method assumptions used in 2012 for internal management reporting. These changes in internal FTP guidelines and methodologies impact all reporting segments. However, the impact varies based on the segment's product portfolio composition.

Since the third quarter of 2013, certain management and business line changes were announced which were effective for reporting purposes. Accordingly, the following changes were made within the Company's reportable segments to provide greater focus on each of its core businesses:

•
New originations in the Auto Finance & Alliances business, previously under the Retail Banking reportable segment, are now part of the Auto Finance & Alliances reportable segment during the fourth quarter of 2013.

•
Santander Universities, previously included in the Other category, is now part of the Retail Banking reportable segment. Non-strategic assets, consisting of the Company’s run-off loan portfolios, was also collapsed into the Other category.

To the extent considered practical by the Company, based on the availability of information and the cost/benefit of obtaining information, prior period results have been recast to conform to the new composition of the reportable segments. FTP changes and results for the year-ended December 31, 2011 have not been recast into the new segments as it is impractical to do so.

The following tables present certain information regarding the Company’s reportable segments. All balances are presented in thousands.

For the Year Ended			Real Estate and Commercial Banking
December 31, 2013	Retail Banking	Auto Finance & Alliances		Global Banking and Markets	Other(2)	Equity method investment in SCUSA	Total
Net interest income	$759,108	$62,354	$450,084	$164,790	$77,435	$—	$1,513,771
Total non-interest income	393,424	1,832	119,285	81,670	38,715	453,157	1,088,083
Provision for credit losses	148,162	2,627	(47,932)	(893)	(55,114)	—	46,850
Total expenses	896,458	19,690	172,399	56,884	621,170	—	1,766,601
Income/(loss) before income taxes	107,912	41,869	444,902	190,469	(449,906)	453,157	788,403

Intersegment (expense)/revenue(1)	115,253	(11,121)	(377,899)	(48,247)	322,014	—	—
Total average assets	$19,571,806	$1,850,091	$21,743,251	$8,150,883	$28,511,617	$—	$79,827,648

For the Year Ended			Real Estate and Commercial Banking
December 31, 2012	Retail Banking(3)	Auto Finance & Alliances		Global Banking and Markets	Other(2)	Equity method investment in SCUSA		Total
Net interest income	$716,255	$54,032	$460,248	$136,989	$306,599	$—	1,674,123,000	$1,674,123
Total non-interest income	411,623	1,791	83,292	60,985	134,333	447,572	1,139,596,000	1,139,596
Provision for credit losses	271,926	(1,109)	(11,036)	14,983	118,036	—	392,800,000	392,800
Total expenses	864,305	12,897	145,315	48,585	895,030	—		1,966,132
Income/(loss) before income taxes	(8,353)	44,034	409,262	134,406	(572,134)	447,572	454,787,000	454,787

Intersegment (expense)/revenue(1)	(21,289)	(20,261)	(420,055)	(58,428)	520,033	—		—
Total average assets(4)	$21,996,351	$1,764,478	$20,996,694	$7,529,074	$30,758,079	$—		$83,044,676

For the Year Ended			Investment Services	Real Estate & Commercial Banking
December 31, 2011(8)	Retail Banking(6)	Auto Finance & Alliances			Specialty & Government Banking	GBM & Large Corporate Banking	Non-Strategic Assets	Other(2)(7)	Equity method investment in SCUSA	Total
Net interest income	$726,718	$18,633	$4	$330,887	$78,009	$88,021	$55,643	$381,584	$2,185,315	$3,864,814
Total non-interest income	395,554	1,189	5,083	62,708	12,460	43,460	16,490	1,004,354	440,525	1,981,823
Provision for credit losses(5)	225,916	1,103	—	175,458	1,128	24,151	73,158	(184)	819,221	1,319,951
Total expenses	789,731	985	26,179	121,354	14,992	16,536	27,700	808,297	554,387	2,360,161
Income/(loss) before income taxes	106,625	17,734	(21,092)	96,783	74,349	90,794	(28,725)	577,825	1,252,232	2,166,525

Intersegment (expense)/revenue(1)	(47,371)	(4,973)	4	(556,961)	(6,337)	(19,382)	(109,328)	744,348	—	—
Total average assets(4)	$21,941,330	$755,114	$24	$19,594,169	$1,954,356	$4,843,020	$2,545,113	$24,629,528	$15,815,394	$92,078,048

(1)	Intersegment revenue/(expense) represents charges or credits for funds used or provided by each of the segments and are included in net interest income.

(2)
Other is not considered a segment and includes earnings from the investment portfolio, interest expense on the Bank’s borrowings and other debt obligations, amortization of intangible assets and certain unallocated corporate income and indirect expenses.

(3)
Income/(loss) before income taxes reflects the impact of two main items, Chapter 7 bankruptcy loans described in Note 4 and GSE reserves that have been fully allocated to the Retail Banking reportable segment.

(4)	Average assets for Other in 2012 includes a full year of equity investment in SCUSA, while average assets in 2011 only included one day of the investment.

(5)
In certain circumstances, specific valuation allowances ("SVAs") were permitted to be used instead of partial charge-offs by the OTS, the Company's former regulator. The OCC does not permit the establishment of SVAs. Accordingly, the Bank charged off $103.7 million of mortgage loans during the third quarter of 2011. These charge-offs did not have an impact on the results of operations for the segment or in consolidation.

(6)	The Retail Banking segment fees and other income includes residential servicing rights impairments of $42.5 million for 2011.

(7)	In 2011, fees and other income in the Other category included a $987.7 million gain related to the SCUSA Transaction.

(8)	Line of business results for the year-ended December 31, 2011 have not been recast into the new segments as it is impractical to do so.

As it is impractical to recast segment information for the year-ended December 31, 2011 into the new segments, the Company is disclosing information about the years-ended December 31, 2013 and 2012 as disclosed in the 2013 Annual Report on Form 10-K. The following tables present certain information regarding the Company’s segments as disclosed in prior financial statements. All balances are presented in thousands.

For the Year Ended			Investment Services	Real Estate & Commercial Banking
December 31, 2013	Retail Banking	Auto Finance & Alliances			Specialty & Government Banking	GBM & Large Corporate Banking	Non-Strategic Assets	Other(2)	Equity method investment in SCUSA	Total
Net interest income	$759,103	$17,849	$5	$401,097	$93,492	$164,790	$26,338	$51,097	$—	$1,513,771
Total non-interest income	344,094	867	49,330	104,993	15,257	81,670	10,063	28,652	453,157	1,088,083
Provision for credit losses	148,162	1,892	—	(49,650)	2,453	(893)	(11,939)	(43,175)	—	46,850
Total expenses	861,380	6,132	35,078	154,789	31,168	56,884	33,802	587,368	—	1,766,601
Income/(loss) before income taxes	93,655	10,692	14,257	400,951	75,128	190,469	14,538	(464,444)	453,157	788,403

Intersegment (expense)/revenue(1)	115,248	(3,755)	5	(381,907)	(3,358)	(48,247)	(26,150)	348,164	—	—
Total average assets	$19,570,351	$772,851	$1,455	$20,060,250	$2,760,241	$8,150,883	$878,976	$27,632,641	$—	$79,827,648

For the Year Ended			Investment Services	Real Estate & Commercial Banking
December 31, 2012	Retail Banking(3)	Auto Finance & Alliances			Specialty & Government Banking	GBM & Large Corporate Banking	Non-Strategic Assets	Other(2)	Equity method investment in SCUSA		Total
Net interest income	$716,252	$15,238	$3	$408,188	$90,854	$136,989	$40,798	$265,801	$—	1,674,123,000	$1,674,123
Total non-interest income	366,930	998	44,693	72,185	11,900	60,985	14,131	120,202	447,572	1,139,596,000	1,139,596
Provision for credit losses	271,926	(537)	—	(7,776)	(3,832)	14,983	765	117,271	—	392,800,000	392,800
Total expenses	831,970	2,130	32,335	130,833	25,249	48,585	27,729	867,301	—		1,966,132
Income/(loss) before income taxes	(20,714)	14,643	12,361	357,316	81,337	134,406	26,435	(598,569)	447,572	454,787,000	454,787

Intersegment (expense)/revenue(1)	(21,292)	(6,906)	3	(433,033)	(377)	(58,428)	(53,291)	573,324	—		—
Total average assets(4)	$21,996,224	$836,082	$127	$19,720,608	$2,204,482	$7,529,074	$1,491,259	$29,266,820	$—		$83,044,676

(1)	Intersegment revenue/(expense) represents charges or credits for funds used or provided by each of the segments and are included in net interest income.

(2)
Other is not considered a segment and includes earnings from the investment portfolio, interest expense on the Bank’s borrowings and other debt obligations, amortization of intangible assets and certain unallocated corporate income and indirect expenses.

(3)	Income/(loss) before income taxes reflects the impact of two main items, Chapter 7 bankruptcy loans and GSE reserves that have been fully allocated to the Retail Banking reportable segment.

(4)	Average assets for the Other category in 2012 includes a full year of equity investment in SCUSA, while average assets in 2011 only included one day of the investment.